Exhibit 99.1

Cover Letter to Offer to Purchase and Letter of Transmittal

IF YOU DO NOT WISH TO SELL YOUR UNITS OF
LIMITED LIABILITY COMPANY INTEREST AT THIS TIME PLEASE DISREGARD
THIS NOTICE. THIS IS SIMPLY NOTIFICATION OF THE FUND’S TENDER OFFER.

March 20, 2012

Dear Unitholder of the ASGI Corbin Multi-Strategy Fund, LLC:

We are writing to inform you of important dates related to the tender offer (the “Offer”) by the ASGI Corbin Multi-Strategy Fund, LLC (the “Fund”). If you are not interested in selling your units of limited liability company interest (“Units”) at this time, please disregard this notice and take no action.

The tender offer period will begin on March 20, 2012 and end on April 18, 2012. The purpose of the tender offer is to provide liquidity to Unitholders who hold Units. Units can be repurchased by means of a tender offer only during one of the Fund’s announced tender offers.

Unitholders wishing to tender Units pursuant to the Offer should send or deliver a completed and executed Letter of Transmittal (the Tender Offer Form will suffice) to Alternative Strategies Group, Inc., c/o BNY Mellon Alternative Investment Services (“BNY Mellon”), at 400 Bellevue Parkway 19C-0204, Wilmington, DE 19809, Attention:  ASGI Corbin Multi-Strategy Fund or fax a completed and executed Letter of Transmittal to BNY Mellon, also to the attention of ASGI Corbin Multi-Strategy Fund, at (508) 599-6137. The completed and executed Letter of Transmittal must be received by mail or fax at the above address or fax number prior to 12:00 midnight Eastern Standard Time on April 18, 2012. Generally, Units being tendered by Unitholders pursuant to a repurchase offer will need to be tendered by Unitholders at least sixty-five (65) days prior to the applicable Valuation Date.  The Fund recommends that all documents be submitted to Alternative Strategies Group, Inc. by certified mail, return receipt requested, or by facsimile transmission.  If you do not wish to tender Units for any reason simply disregard this notice.  No Action is Required if You Do Not Wish to Tender at This Time.

If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the tender offer, or call the Support Desk of Alternative Strategies Group, Inc. at (866) 440-7460.

Sincerely,

ASGI Corbin Multi-Strategy Fund, LLC